Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Registration Statement of Bio Solutions Manufacturing, Inc. on Form SB-2 and related prospectuses of our audit report dated February 16, 2006, relating to the financial statements of Bio Solutions Manufacturing, Inc., which report appears in this Registration Statement of Bio Solutions Manufacturing, Inc. for the fiscal year ended October 31, 2005. We also consent to the reference of our name as it appears under the caption “Experts”.

/s/ Baum & Company, P.A.

Baum & Company, P.A.
Coral Springs, Florida

September 10, 2007